Exhibit 99.1
DENBURY REPORTS 2012 FOURTH QUARTER AND ANNUAL RESULTS

PLANO, TX - February 21, 2013 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced adjusted net income (a non-GAAP measure)(1) of $137 million for the fourth quarter of 2012, or $0.36 per diluted share. This compares to $127 million of adjusted net income, or $0.33 per diluted share for the third quarter of 2012(2), and $175 million of adjusted net income, or $0.45 per diluted share, for the prior year fourth quarter. Fourth quarter of 2012 net income (the GAAP measure) was $115 million, or $0.30 per diluted share, on quarterly revenues of $603 million. This compares to net income of $85 million, or $0.22 per diluted share, on revenues of $595 million for the third quarter of 2012, and net income of $53 million, or $0.13 per diluted share, on revenues of $612 million for the prior year fourth quarter.

Adjusted cash flow from operations (a non-GAAP measure)(1) for the fourth quarter of 2012 was $316 million, but would have been $358 million if the increase in current income taxes related to the Bakken transaction(3) were excluded. This compares to adjusted cash flow from operations of $350 million for the third quarter of 2012(2) and $387 million for the prior year fourth quarter. Net cash provided by operating activities (the GAAP measure) was $385 million for the fourth quarter of 2012, compared to $294 million for the third quarter of 2012 and $366 million for the prior year fourth quarter.

Key accomplishments in the fourth quarter of 2012 and early 2013 include:

•
Completed or entered into agreements on several tax efficient property transactions that, combined with the transactions completed in the first half of 2012: (i) further sharpened the Company's strategic focus on enhanced oil recovery with carbon dioxide (“CO2 EOR” or “tertiary” operations); (ii) increased the Company's unproven CO2 EOR potential reserves by 208 million barrels of oil equivalent (using the mid-point of the range of estimates) which resulted in a net increase in both the estimated volume and value of the Company's unproven potential reserves; (iii) nearly replaced the production of sold assets with that from the acquired or to-be-acquired assets; (iv) exchanged proved reserves with a high proved undeveloped component for reserves that are nearly all proved developed, which significantly increases free cash flow; and (v) increased Rocky Mountain region CO2 reserves by 1.3 trillion cubic feet.

•
Increased average quarterly oil production from tertiary operations to a new record level of 37,550 barrels per day (“Bbls/d”), 21% higher than 2011's fourth quarter level and 8% higher than the third quarter of 2012 level.

•
Completed the initial 232-mile segment of the 20-inch Greencore pipeline, Denbury's first CO2 pipeline in the Rocky Mountain region, which is scheduled to begin delivering CO2 for injection into the Denbury-operated Bell Creek Field in Montana in the first half of 2013.

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	The GAAP to non-GAAP reconciliations for the third quarter of 2012 are part of the Company's third quarter 2012 earnings release which is an exhibit to its November 6, 2012 Form 8-K.

(3)	Full description of the Bakken transaction is provided in the Company's September 20, 2012 Form 8-K as amended December 26, 2012 and January 18, 2013 on Forms 8-K/A.

•
Continued the share repurchase program, acquiring a total of 20.5 million shares since recommencing share repurchases in September 2012 through yesterday to bring total purchases under such program since its commencement in October 2011 to 34.6 million shares, or about 9% of shares outstanding at September 30, 2011, at an average cost of just over $15 per share.

•
Completed a $1.2 billion offering of 4 5/8% senior subordinated notes due 2023, with the planned use of proceeds to refinance approximately $651 million principal amount of existing senior subordinated notes with interest rates of 9 1/2% and 9 3/4% and to repay bank debt.

Denbury's full year 2012 adjusted net income (a non-GAAP measure)(1) was $563 million, or $1.45 per diluted share, compared to $574 million, or $1.43 per diluted share for the prior year. Net income (the GAAP measure) for the full year 2012 was $525 million, or $1.35 per diluted share, compared to $573 million, or $1.43 per diluted share for the prior year. Full year 2012 adjusted cash flow from operations (a non-GAAP measure)(1) was $1.38 billion, but would have been $1.42 billion if the increase in current income taxes related to the Bakken transaction were excluded. This compared to $1.36 billion of the same measure for the prior year. Full year 2012 net cash provided by operating activities (the GAAP measure) was $1.41 billion, compared to $1.20 billion of the same measure for the prior year.

Management Comment

Phil Rykhoek, Denbury's President and CEO, commented, "We finished 2012 with solid operational and financial performance as fourth quarter 2012 adjusted net income per diluted share increased by 9% from that in the third quarter of 2012 despite the expected decline in production caused by the sale of our Bakken area assets. The sequential improvement reflects continued strong execution in our core tertiary operations, the benefit of our high exposure to premium Gulf Coast region oil pricing, and a lower average diluted share count as a result of the stock repurchases made during the third and fourth quarter.

“Our realized oil price premium in the fourth quarter was our best ever, averaging more than $9.40 per barrel above NYMEX oil prices. The premium exceeded the previous peak level attained in the fourth quarter of 2011 primarily as the result of the increased percentage of our oil production coming from the Gulf Coast region following the Bakken transaction. Our Gulf Coast region oil pricing continues to benefit from its proximity to major oil consumers and pricing that continues to be more closely tied to international (Brent) rather than domestic markets.

“Quarterly oil production from our core business, CO2 EOR, also reached a new record level in the fourth quarter due to growth related to both the expansion of our existing CO2 floods and continued steady production growth at our two newest floods. With our strong production rates to-date in 2013, we are off to a positive start to the year and optimistic about continuing to deliver on our future production growth estimates.

“The series of transactions we completed or agreed to in 2012 and 2013 make us a more purely focused CO2 EOR company with excellent visibility on long-term oil production growth in our two core areas, while our strong balance sheet provides us tremendous financial flexibility and our workforce of highly technical, dedicated, and motivated employees are focused on executing our unique strategy. We look forward to more positive results in 2013 as we continue to build on our highly profitable, low-risk oil platform.”

(1)	See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

Production

Production for the fourth quarter of 2012 averaged 70,116 BOE/d, which included 37,550 Bbls/d from tertiary properties and 10,064 BOE/d from the Bakken assets sold in the quarter. Fourth quarter continuing production, which excludes the divested Bakken assets, was 60,052 BOE/d, up 7% from the prior quarter continuing production level, driven by an 8% sequential increase in tertiary production and a 6% sequential increase in non-tertiary production. Compared to the fourth quarter of 2011, the current quarter's continuing production was up approximately 14%, driven primarily by a 21% increase in tertiary production. Full year 2012 tertiary production increased by 14% from the full year 2011 level. The annual and sequential quarterly tertiary production increases reflect growing production at the Company's newest tertiary floods at Hastings and Oyster Bayou fields combined with production gains from the expanding tertiary floods at Delhi and Tinsley fields.

Review of Financial Results

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 2% when comparing the fourth quarters of 2012 and 2011, as a decrease in realized oil and natural gas prices more than offset an increase in production. Denbury's average realized oil price, excluding derivative contracts, was $97.61 in the fourth quarter of 2012, compared to $103.08 in the prior year fourth quarter. Denbury's oil price differential (the difference between the average price at which the Company sold its production and the average NYMEX price) improved slightly from the prior year fourth quarter level as a decline in the Light Louisiana Sweet (LLS) index premium was more than offset by improving differentials in other areas and a greater percentage of the Company's production coming from the Gulf Coast region following the Bakken transaction. Company-wide oil price differentials in the fourth quarter of 2012 were $9.43 per barrel (“Bbl”) above NYMEX prices, compared to $9.14 per Bbl above NYMEX in the prior year fourth quarter. During the fourth quarter of 2012, the Company sold 44% of its crude oil at prices based on the LLS index price, 23% at prices partially tied to the LLS index price, and the balance at prices based on various other indexes tied to NYMEX prices, primarily in the Rocky Mountain region.

Lease operating expenses increased 8% on a per BOE basis to $21.61 per BOE in the fourth quarter of 2012 from $20.08 per BOE in the fourth quarter of 2011, primarily due to the divestiture during the fourth quarter of 2012 of the Company's Bakken area assets which had relatively low operating costs per BOE. Tertiary operating expenses averaged $22.59 per Bbl in the fourth quarter of 2012, down from $23.59 per Bbl in the prior year fourth quarter. The decrease in tertiary operating expenses between the periods was primarily the result of the 21% increase in tertiary production which more than offset the additional costs related to operating new tertiary floods at Oyster Bayou and Hastings fields.

General and administrative (“G&A”) expenses totaled $34 million, or $5.33 per BOE, in the fourth quarter of 2012, compared to $28 million, or $4.51 per BOE, in the prior year fourth quarter. The increase in G&A expense was primarily due to a higher headcount, which resulted in higher compensation and employee-related costs along with a lower bonus accrual in the prior-year period.

Interest expense, net of capitalized interest, in the fourth quarter of 2012 was $38 million, up slightly from the prior year fourth quarter level of $36 million. The impact of a $483 million increase in average debt outstanding from the fourth quarter of 2011 to the fourth quarter of 2012 was mostly offset by a reduction in average interest rate, to 7.0% from 7.8%, and a slight increase in capitalized interest.

Denbury recorded a non-cash pre-tax charge of $33 million in the fourth quarter of 2012 due to changes in the fair values of the Company's derivative contracts, compared to a non-cash pre-tax charge of $167 million on fair value changes in the prior year fourth quarter.

The Company's overall depletion, depreciation and amortization rate was $18.20 per BOE in the fourth quarter of 2012, compared to $17.80 per BOE in the prior year fourth quarter. The small increase was due to the reduction caused by the divestiture of the Company's Bakken area assets with relatively high future development costs during the fourth quarter of 2012 being more than offset by increased pipeline depreciation and a change in classification of equipment leases from operating to capital during 2012.

Denbury's effective tax rate for the fourth quarter of 2012 of 41.3% exceeded its estimated statutory tax rate of 38.5% as the Company increased its estimated full year 2012 effective tax rate primarily due to the additional state income tax expense recognized as a result of the Bakken transaction and the impact of changes in the Company's estimate of certain other tax benefits. Denbury's effective tax rate for full year 2012 of 38.7% was approximately the same as its estimated statutory rate.

2013 Production Estimates and Capital Expenditures

As previously announced, Denbury has agreed to acquire producing property interests in the Cedar Creek Anticline of Montana and North Dakota from ConocoPhillips using $1.05 billion of the cash from the Bakken transaction in a tax-efficient acquisition (the “CCA Acquisition”(1)) expected to close near the end of the first quarter of 2013. Denbury estimates recent average net production from the properties to be acquired in this pending acquisition at approximately 11,000 BOE/d, of which 99% is oil and natural gas liquids. Assuming the CCA Acquisition closes as currently scheduled near the end of the first quarter of 2013, Denbury estimates the properties would contribute approximately 7,700 BOE/d to its full-year 2013 average daily production. Including the estimated production contribution from the pending CCA Acquisition, Denbury's average 2013 production estimates remain the same as those previously announced and are shown in the following table:

Operating Area	2013 Estimated Production (BOE/d)
Tertiary	36,500 – 39,500
Texas Non-Tertiary	6,300
Other Gulf Coast Non-Tertiary	4,300
Cedar Creek Anticline	8,500
Other Rockies Non-Tertiary	5,400
Pending CCA Acquisition	7,700
Total Production	68,700 – 71,700

Denbury's 2013 capital expenditure budget remains unchanged at $1 billion, approximately 85% of which is for tertiary projects, with the remainder for conventional projects, primarily in the Cedar Creek Anticline. The budgeted amount excludes potential acquisitions, and approximately $125 million of estimated capitalized costs (including geological and geophysical, overhead, interest, and pre-production start-up costs associated with new tertiary floods). Denbury expects its 2013 capital expenditure budget to be more than fully funded with estimated cash generated from operations in 2013 assuming NYMEX oil prices average in the low-to-mid $90-per-barrel range for the year and the CCA Acquisition closes as expected near the end of the first quarter of 2013.

(1)	Full description of the pending CCA Acquisition is provided in the Company's January 15, 2013 Form 8-K.

Conference Call Information

Denbury will host a conference call to review and discuss fourth quarter 2012 financial and operating results and financial and operating guidance for 2013 today, Thursday, February 21, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time and provide the confirmation number 260589 to the operator. To access a live audio webcast of the conference call, please visit the investor relations section of the Company's website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260589.

Annual Meeting Information

Denbury's 2013 Annual Meeting of Stockholders will be held on Wednesday, May 22, 2013, at 3:00 P.M. (Central), at The Westin Stonebriar Hotel located at 1549 Legacy Drive, Frisco, Texas. The record date for determination of shareholders entitled to vote at the annual meeting is the close of business on Thursday, March 28, 2013.

Denbury is a growing domestic independent oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing CO2 and its operations are focused in two key operating areas, the Gulf Coast region and Rocky Mountain region. Denbury is the largest combined oil and natural gas producer in both Mississippi and Montana, and owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2013 production and capital expenditures, CO2 EOR reserve potential, estimated production from pending asset acquisitions, estimated cash generated from operations in 2013 and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. This news release contains estimates of potential reserves, substantially all of which are probable and possible reserves, estimates of which are based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties; accordingly, the likelihood of recovering these reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative three and twelve month periods ended December 31, 2012 and 2011. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company's Form 10-K:

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands, except per share data	2012	2011	2012	2011
Revenues and other income
Oil sales	$587,011	$596,482	$2,377,337	$2,217,529
Natural gas sales	9,058	9,855	32,530	51,622
CO2 sales and transportation fees	7,197	5,903	26,453	22,711
Interest income and other income	5,938	5,017	20,152	17,462
Total revenues and other income	609,204	617,257	2,456,472	2,309,324
Expenses
Lease operating expenses	139,399	124,230	532,359	507,397
Marketing expenses	15,060	8,058	52,836	26,047
CO2 discovery and operating expenses	6,251	9,369	14,694	14,258
Taxes other than income	37,498	39,239	160,016	147,534
General and administrative expenses	34,388	27,884	144,019	125,525
Interest expense, net	37,836	35,717	153,581	164,360
Depletion, depreciation and amortization	117,419	110,129	507,538	409,196
Derivatives expense (income)	27,369	159,811	(4,834)	(52,497)
Loss on early extinguishment of debt	—	—	—	16,131
Transaction and other costs related to the Encore Merger	—	—	—	4,377
Impairment of assets	—	22,951	17,515	22,951
Other expenses	(1,381)	—	21,891	—
Total expenses	413,839	537,388	1,599,615	1,385,279
Income before income taxes	195,365	79,869	856,857	924,045
Income tax provision
Current income taxes	41,920	2,400	75,754	8,249
Deferred income taxes	38,784	24,862	255,743	342,463
Net income	$114,661	$52,607	$525,360	$573,333

Net income per common share:
Basic	$0.30	$0.14	$1.36	$1.45
Diluted	0.30	0.13	1.35	1.43
Weighted average common shares outstanding:
Basic	379,815	389,034	385,205	396,023
Diluted	383,231	393,163	388,938	400,958

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2012	2011	2012	2011
Net income (GAAP measure)	$114,661	$52,607	$525,360	$573,333
Non-cash fair value adjustments on commodity derivatives	32,888	166,972	13,046	(50,120)
Impairment of assets	—	22,951	17,515	22,951
CO2 discovery and operating expenses – CO2 exploration costs	4,609	7,513	9,534	7,513
Other expenses – cumulative effect of equipment lease correction	—	—	8,452	—
Other expenses – reversal of helium nonperformance accrual	(8,000)	—	—	—
Other expenses – allowance for collectability on outstanding loans	—	—	3,683	—
Other expenses – accrued lease exit obligation	3,291	—	3,291	—
Other expenses – loss on sale of Vanguard common units	—	—	3,137	—
Other expenses – Bakken transaction costs	2,828	—	2,828	—
Loss on early extinguishment of debt	—	—	—	16,131
Transaction and other costs related to the Encore Merger	—	—	—	4,377
Estimated income taxes on above adjustments to net income	(13,752)	(75,025)	(23,584)	(323)
Adjusted net income (non-GAAP measure)	$136,525	$175,018	$563,262	$573,862

(1)	See "Non-GAAP Measures" at the end of this report.

Reconciliation of cash flow from operations (GAAP measure) to adjusted cash flow from operations (non-GAAP measure)(1):

	Quarter Ended		Year Ended
In thousands	December 31,		December 31,
	2012	2011	2012	2011
Net income (GAAP measure)	$114,661	$52,607	$525,360	$573,333
Adjustments to reconcile to adjusted cash flow from operations:
Depletion, depreciation, and amortization	117,419	110,129	507,538	409,196
Deferred income taxes	38,784	24,862	255,743	342,463
Stock-based compensation	6,648	5,670	29,310	33,190
Non-cash fair value adjustments on commodity derivatives	32,888	166,972	13,046	(50,120)
Impairment of assets	—	22,951	17,515	22,951
Loss on early extinguishment of debt	—	—	—	16,131
Other	5,419	3,740	31,612	12,764
Adjusted cash flow from operations (non-GAAP measure)	315,819	386,931	1,380,124	1,359,908
Net change in assets and liabilities relating to operations	68,946	(21,209)	30,767	(155,094)
Cash flow from operations (GAAP measure)	$384,765	$365,722	$1,410,891	$1,204,814

(1)	See "Non-GAAP Measures" at the end of this report.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
Average Daily Volumes (BOE/d) (6:1)	2012	2011	2012	2011
Tertiary oil production
Gulf Coast region
Mature properties:
Brookhaven	2,520	3,121	2,692	3,255
Eucutta	2,730	3,139	2,868	3,121
Mallalieu	2,127	2,587	2,338	2,693
Other mature properties (1)	7,605	8,435	7,707	8,955
Delhi	5,237	3,778	4,315	2,739
Hastings	3,409	—	2,188	—
Heidelberg	3,930	3,728	3,763	3,448
Oyster Bayou	1,826	18	1,388	5
Tinsley	8,166	6,338	7,947	6,743
Total tertiary oil production	37,550	31,144	35,206	30,959
Other non-tertiary oil and gas production
Gulf Coast region
Mississippi	3,663	4,746	3,930	5,486
Texas	5,513	3,868	4,737	4,133
Other	1,217	1,172	1,235	1,336
Total Gulf Coast region	10,393	9,786	9,902	10,955
Rocky Mountain region
Cedar Creek Anticline	8,493	8,858	8,503	8,968
Other	3,616	2,893	3,231	2,968
Total Rocky Mountain region	12,109	11,751	11,734	11,936
Total continuing production	60,052	52,681	56,842	53,850
Properties disposed:
Bakken area assets	10,064	12,223	14,395	9,340
Non-core asset divestitures	—	2,330	452	2,470
Total production	70,116	67,234	71,689	65,660

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Production (daily – net of royalties):
Oil (barrels)	65,368	62,901	66,837	60,736
Gas (mcf)	28,486	25,998	29,109	29,542
BOE (6:1)	70,116	67,234	71,689	65,660
Unit sales price (including derivative settlements):
Oil (per barrel)	$97.54	$102.86	$96.77	$98.90
Gas (per mcf)	5.72	7.65	5.67	7.34
BOE (6:1)	93.26	99.18	92.53	94.78
Unit sales price (excluding derivative settlements):
Oil (per barrel)	$97.61	$103.08	$97.18	$100.03
Gas (per mcf)	3.46	4.12	3.05	4.79
BOE (6:1)	92.40	98.03	91.85	94.68

DENBURY RESOURCES INC.
PER BOE DATA (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Oil and natural gas revenues	$92.40	$98.03	$91.85	$94.68
Gain on settlements of derivative contracts	0.86	1.15	0.68	0.10
Lease operating expenses	(21.61)	(20.08)	(20.29)	(21.17)
Production and ad valorem taxes	(5.46)	(5.96)	(5.71)	(5.81)
Marketing expenses, net of third party purchases	(1.96)	(1.30)	(1.60)	(1.09)
Production netback	64.23	71.84	64.93	66.71
CO2 sales, net of operating expenses	0.15	(0.56)	0.45	0.36
General and administrative expenses	(5.33)	(4.51)	(5.49)	(5.24)
Interest expense, net	(5.87)	(5.77)	(5.85)	(6.86)
Other	(4.22)	1.56	(1.44)	1.77
Changes in assets and liabilities relating to operations	10.69	(3.43)	1.17	(6.47)
Cash flow from operations	59.65	59.13	53.77	50.27
DD&A	(18.20)	(17.80)	(19.34)	(17.07)
Deferred income taxes	(6.01)	(4.02)	(9.75)	(14.29)
Loss on early extinguishment of debt	—	—	—	(0.67)
Non-cash commodity derivative adjustments	(5.10)	(26.99)	(0.50)	2.09
Impairment of assets	—	(3.71)	(0.67)	(0.96)
Other non-cash items	(12.56)	1.89	(3.49)	4.55
Net income	$17.78	$8.50	$20.02	$23.92

DENBURY RESOURCES INC.
CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2012	2011	2012	2011
Capital expenditures by project:
Tertiary oil fields	$127,630	$141,978	$468,328	$522,007
Bakken	90,071	137,519	428,313	435,159
CO2 pipelines	67,135	53,042	181,873	134,377
CO2 sources (1)	51,777	28,332	238,613	103,541
Other areas	45,128	76,888	159,606	244,055
Capital expenditures before acquisitions and capitalized interest	381,741	437,759	1,476,733	1,439,139
Less: recoveries from sale/leaseback transactions	—	(27,750)	(35,102)	(70,332)
Net capital expenditures excluding acquisitions and capitalized interest	381,741	410,009	1,441,631	1,368,807
Property acquisitions (2)	572,779	1,239	942,359	250,084
Capitalized interest	20,075	19,582	77,432	61,586
Capital expenditures, net of sale/leaseback transactions	$974,595	$430,830	$2,461,422	$1,680,477

(1)	Includes capital expenditures related to the Riley Ridge gas plant.

(2)
For the year ended December 31, 2012, includes $212.5 million related to the Thompson Field acquisition which is not reflected as an Investing Activity on our Consolidated Statement of Cash Flows due to the movement of proceeds through a qualified intermediary in a like-kind-exchange transaction. For the quarter and year ended December 31, 2012, includes $571.6 million representing the aggregate GAAP-estimated preliminary fair value of net assets acquired in the Bakken transaction.

DENBURY RESOURCES INC.
CASH PROCEEDS FROM PROPERTY SALES (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2012	2011	2012	2011
Net proceeds from sales of properties and equipment (1)	$777	$21,772	$247,294	$69,370
Net proceeds from the Bakken Transaction (2)	1,331,684	—	1,331,684	—
Total	$1,332,461	$21,772	$1,578,978	$69,370

(1)
For the year ended December 31, 2012, includes $212.5 million of cash from the sale of non-core assets in February and April 2012 which was held by a qualified intermediary in support of a like-kind-exchange transaction to fund a portion of the acquisition cost of Thompson Field.

(2)	For the quarter and year ended December 31, 2012, includes $1.05 billion of cash which was held by a qualified intermediary at December 31, 2012 to support a like-kind-exchange transaction.

DENBURY RESOURCES INC.
SUMMARY OF INCOME (EXPENSE) FROM DERIVATIVE CONTRACTS (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
In thousands	2012	2011	2012	2011
Cash receipt on settlements	$5,519	$7,161	$17,880	$2,377
Non-cash fair value adjustments on commodity derivatives	(32,888)	(166,972)	(13,046)	50,120
Total income (expense) from derivative contracts	$(27,369)	$(159,811)	$4,834	$52,497

DENBURY RESOURCES INC.
SELECTED FINANCIAL DATA (UNAUDITED)

	December 31,
In thousands	2012	2011
Cash and cash equivalents	$98,511	$18,693
Restricted cash	1,050,015	—
Total assets	11,139,342	10,184,424

Borrowings under bank credit facility	$700,000	$385,000
Borrowings under senior subordinated notes (principal only)	2,051,350	2,051,350
Financing and capital leases	394,504	247,662
Total debt (principal only)	$3,145,854	$2,684,012

Total stockholders' equity	$5,114,889	$4,806,498

Cash provided by (used in):
Operating activities	$1,410,891	$1,204,814
Investing activities	(1,376,841)	(1,605,958)
Financing activities	45,768	37,968

Non-GAAP Measures

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company's ongoing operations. The excluded items are those which reflect the fair value adjustments on the Company's derivative contracts, impairment of assets, the portion of CO2 discovery and operating expenses attributable to exploration costs, other expenses, and the 2011 costs of the Encore merger and debt extinguishment. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management in evaluating the comparability of the Company's ongoing operational trends and results. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company's operational trends and performance.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this additional measure, along with cash flow from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.